UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: January 31, 2014

(Date of earliest event reported)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

(Address of principal executive offices)

28078

(Zip Code)

(704) 992-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth below under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 31, 2014, pursuant to an Agreement and Plan of Merger, dated as of January 24, 2014 (the “Merger Agreement”), among ATD Merger Sub II LLC (“Merger Sub”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings”), American Tire Distributors, Inc., a direct wholly-owned subsidiary of Holdings (“ATDI”), Hercules Tire Holdings LLC, a Delaware limited liability company (“Holdco”), the equityholders of Holdco (each a “Seller” and, collectively, the “Sellers”) and the Sellers’ Representative, Merger Sub merged with and into Holdco, with Holdco being the surviving entity (the “Merger”). As a result of the Merger, Holdco became an indirect wholly-owned subsidiary of Holdings. Holdco owns all of the capital stock of The Hercules Tire & Rubber Company, a Connecticut corporation (“Hercules”). The Merger was previously announced by Holdings in its Current Report on Form 8-K filed on January 28, 2014.

The Merger closed for aggregate cash consideration of approximately $311.5 million (the “Closing Purchase Price”), plus up to $10.0 million in additional consideration contingent upon the occurrence of certain performance-related and other post-closing events (to the extent payable, the “Additional Purchase Price” and, collectively with the Closing Purchase Price, the “Purchase Price”). The Closing Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments.

The Closing Purchase Price was funded by a combination of the issuance of additional Senior Subordinated Notes, as more fully described in Item 2.03 below, an equity contribution of $50.0 million from Holdings’ indirect parent and borrowings under Holdings’ credit agreement, as more fully described in Item 2.03 below. The equity contribution was funded from proceeds of the sale by Accelerate Parent Corp., Holdings’ indirect parent, of common stock to affiliates of TPG Capital L.P. and certain co-investors.

This summary of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending April 5, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment of Senior Subordinated Indenture

On January 31, 2014, ATDI entered into the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and the guarantors party thereto (the “Guarantors”) to the Subordinated Notes Indenture, dated as of May 28, 2010, among ATDI, the guarantors party thereto and the Trustee (as amended and supplemented from time to time, the “Subordinated Indenture”) relating to the $200.0 million aggregate principal amount of 11.50% Senior Subordinated Notes due 2018 of ATDI initially issued on May 28, 2010 (the “Initial Subordinated Notes”). ATDI received consents from a 100% of the holders of the Initial Subordinated Notes and accepted such consents. The amendments included in the Sixth Supplemental Indenture provide for ATDI’s ability to incur additional senior debt under the Subordinated Indenture under certain circumstances.

The foregoing description of the Sixth Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Sixth Supplemental Indenture, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending April 5, 2014.

Subordinated Notes Offering

In connection with the consummation of the Merger, on January 31, 2014, ATDI completed the sale to certain purchasers of $225.0 million in aggregate principal amount of its 11.50% Senior Subordinated Notes due 2018 (the “Additional Subordinated Notes”). The net proceeds to ATDI from the sale of the Additional Subordinated Notes was approximately $221.1 million.

The Additional Subordinated Notes were issued pursuant to the Seventh Supplemental Indenture, dated as of January 31, 2014, among ATDI, the Guarantors and the Trustee (the “Seventh Supplemental Indenture”) to the Subordinated Indenture. The Additional Subordinated Notes have identical terms to the Initial Subordinated Notes, except the Additional Subordinated Notes will accrue interest from January 31, 2014. The Additional Subordinated Notes and the Initial Subordinated Notes will be treated as a single class of securities for all purposes under the Subordinated Indenture. However, the Additional Subordinated Notes will be issued with separate CUSIP numbers from the Initial Subordinated Notes and will not be fungible for U.S. federal income tax purposes with the Initial Subordinated Notes.

Interest on the Additional Subordinated Notes will be paid semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2014. The Additional Subordinated Notes will mature on June 1, 2018. The Additional Subordinated Notes may be redeemed at any time at the option of ATDI, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price of 104.0% of the principal amount if the redemption date occurs between June 1, 2013 and May 31, 2014, 102.0% of the principal amount if the redemption date occurs between June 1, 2014 and May 31, 2015 and 100.0% of the principal amount if the redemption date occurs on June 1, 2015 or thereafter.

The Additional Subordinated Notes are unconditionally guaranteed by Holdings and substantially all of ATDI’s existing and future, direct and indirect, wholly-owned domestic material restricted subsidiaries, other than Tire Pros Francorp, subject to certain exceptions.

The foregoing descriptions of the Seventh Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventh Supplemental Indenture, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending April 5, 2014.

Credit Agreement Amendment

Also in connection with the Merger, on January 31, 2014, Holdings entered into the Second Amendment to the Sixth Amended and Restated Credit Agreement (the “Second Amendment”). The Second Amendment (1) increases the aggregate principal amount available under the Canadian ABL Facility from $100.0 million to $125.0 million, subject to the Canadian borrowing base, (2) increases the aggregate principal amount available under the U.S. first-in last-out facility (the “U.S. FILO Facility”) from $60.0 million to $80.0 million, subject to the borrowing base specific thereto as modified by the Second Amendment (3) extends the maturity date for the U.S. FILO Facility to the date that is 36 months from January 31, 2014, (4) increases the inventory advance rate under the U.S. FILO Facility borrowing base from 7.5% to 10.0% of net orderly liquidation value, and (5) provides the Canadian Borrowers under the agreement with a new first-in last-out facility (the “Canadian FILO Facility”) in an aggregate principal amount of up to $15.0 million, subject to a borrowing base specific thereto. The Canadian FILO borrowing base at any time equals the sum (subject to certain reserves and other adjustments) of (i) 5% of eligible accounts receivable of the Canadian loan parties, as applicable; plus (ii) 10.0% of the net orderly liquidation value of the eligible tire and non-tire inventory of the Canadian loan parties, as applicable. The maturity date for the Canadian FILO Facility is the date that is 36 months from January 31, 2014. Hercules, and certain of its subsidiaries, was made a party to, and its equity interests were pledged as collateral under, the Sixth Amended and Restated Credit Agreement upon closing of the Merger. The Second Amendment also made certain other changes to the Sixth Amended and Restated Credit Agreement. The Second Amendment did not change the maturity dates of the U.S. ABL Facility or the Canadian ABL Facility or the material terms under which either facility may be accelerated or the U.S. ABL Facility may be increased. Approximately $40.4 million, net of cash received in the Merger, was drawn under the U.S. ABL Facility to finance a portion of the Closing Purchase Price. Immediately following the closing of the Merger, $5.6 million was drawn on the Canadian FILO Facility with a corresponding decrease to the Canadian ABL Facility.

This summary of the Second Amendment to the Sixth Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment to the Sixth Amended and Restated Credit Agreement, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending April 5, 2014.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Holdings intends to file the financial statements of Holdco required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information

Holdings intends to file any pro forma financial information related to the Merger that is required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

February 3, 2014	By:	/s/ JASON T. YAUDES
		Name:	Jason T. Yaudes
		Title:	Executive Vice President and Chief Financial Officer